Exhibit 99.1

Vaughan Foods, Inc. Reports Second Quarter Operating Results

MOORE, Okla., August 5, 2010 — Vaughan Foods, Inc. (OTCBB:FOOD.OB), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for the 2nd quarter ended June 30, 2010.

Vaughan recorded net income of $260,000, or $0.03 per share during the second quarter of 2010, continuing the profitable trend started in the first quarter, and exceeding the net income of $18,000 in the comparable quarter of 2009. Gross profit increased to 10.5 percent in the 2nd quarter from 9.6 percent in the year earlier quarter. The improved results are primarily attributable to efficiencies in production labor costs and continuing controls over selling, general and administrative expense, as management continues its focus on improvements in its manufacturing processes.

Net income for the six months ended June 30, 2010 was $377,000 or $0.05 per share compared to a net loss of $248,000 or $0.05 per share in the same period of 2009 – a year-over-year turnaround of $0.6 million. Gross profit increased to 11.5 percent in the year-to-date period of 2010 compared to 9.2 percent in the same period of 2009. The improved results of the first six months of 2010 are attributable to several factors, including efficiencies in production labor, benefits of the Company’s Enterprise Resource Planning (“ERP”) system, continued stability in commodity raw material costs, and further stabilization of the Company’s work force.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) improved to $2.3 million in the six months ended June 30, 2010 compared with $1.0 million in the period of 2009. The Company generated $0.6 million in cash from operating activities, decreased short-term borrowings on its revolving line of credit by $0.5 million, and paid off long-term debt of $0.4 million.

“Our second quarter earnings are the highest since Vaughan became a public company in 2007, and mark our second consecutive quarter of profitability,” said Herb Grimes, Chairman and CEO. The performance reflects the many improvements that our management team has made.”

Despite the seasonality, economic and other external factors that can cause our results to be uneven over any short-term range, we continue to be encouraged as our quality and diverse product lines develop customer loyalty and build solid new growth opportunities as well. Our second quarter is seasonally our strongest. We have just scratched the surface of our unique and compelling business model, and remain committed to and excited about the future of Vaughan Foods.”

Investor Conference Call

Vaughan management will host an investor conference call on Friday, August 6, 2010 at 10:00 a.m. ET to discuss these results.

Interested parties should call (877) 312-5516 (domestic) or (253) 237-1139 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through August 27, 2010 and can be accessed by dialing (800) 642-1687 (domestic), and (706) 645-9291 (international). The conference ID is 90738266.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Cameron Associates Investor Contact: Paul Henning 212-554-5462 Paul@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$—	$—
Cash receipts subject to account control agreement	971	523
Accounts receivable, net of allowance for credit losses of $56,375 at June 30, 2010 and $106,375 at December 31, 2009	6,696	5,312
Inventories	2,817	3,055
Prepaid expenses and other assets	249	211
Deferred tax assets	271	265

Total current assets	11,004	9,366

Restricted assets:
Cash	528	528
Investments	757	541

Total restricted assets	1,285	1,069

Property and equipment, net	15,318	15,797

Other assets:
Loan origination fees, net of amortization	331	422
Intangible assets	61	77
Deferred tax assets, noncurrent	2,369	2,656

Total assets	$30,368	$29,387

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,397	$8,432
Disbursements in transit	749	1,270
Line of credit	1,872	2,322
Note payable to former owners of Allison’s Gourmet Kitchens, LP	881	876
Accrued liabilities	1,662	1,393
Current portion of long-term debt	1,482	1,138
Current portion of capital lease obligation	12	94

Total current liabilities	15,055	15,525

Long term liabilities:
Long-term debt, net of current portion	6,285	6,944
Deferred gain on sale of assets	26	43

Total long-term liabilities	6,311	6,987

Total stockholders’ equity	9,002	6,875

Total liabilities and stockholders’ equity	$30,368	$29,387

Vaughan Foods, Inc.
Consolidated Statements of Operations
(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net sales	$26,226	$27,466	$47,921	$49,785
Cost of sales	23,477	24,826	42,410	45,189

Gross profit	2,749	2,640	5,511	4,596

Selling, general and administrative	2,127	2,329	4,397	4,483

Operating income	622	311	1,114	113
Interest expense	(207)	(289)	(477)	(516)
Other income, net	11	10	21	6

Income (loss) before income taxes	426	32	658	(397)
Income tax expense (benefit)	166	14	281	(149)

Net income (loss)	$260	$18	$377	$(248)

Weighted average shares outstanding
Basic	9,380,577	4,623,077	7,961,212	4,623,077
Weighted average shares outstanding
Diluted	9,384,660	4,759,932	7,962,165	4,623,077
Net income (loss) per share
Basic	$0.03	$0.00	$0.05	$(0.05)
Net income (loss) per share
diluted	$0.03	$0.00	$0.05	$(0.05)

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2010 and 2009
(dollars in thousands)

	2010	2009

Cash flows from operating activities:
Net (loss)	$377	$(248)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	1,339	963
Provision for credit losses	(50)	(9)
(Gain) loss on sale of asset	(21)	(6)
Stock based compensation expense	45	44
Deferred income taxes	281	(149)
Changes in operating assets and liabilities:
Accounts receivable	(1,333)	(1,819)
Inventories	238	(780)
Prepaid expenses and other assets	(39)	(117)
Accounts payable	(34)	1,720
Disbursements in transit	(521)	1,110
Accrued liabilities	269	428

Net cash provided by operating activities	551	1,137

Cash flows from investing activities:
Purchases of property and equipment	(713)	(311)
Proceeds from sale of assets	20	5
Investments in Restricted assets	(216)	(706)

Net cash (used in) investing activities	(909)	(1,012)

Cash flows from financing activities:
Payments of loan origination fees	(58)	(204)
Proceeds from stock issue	1,706	—
Proceeds from line of credit	—	2,931
Repayments of line of credit	(450)	(1,000)
Cash receipts subject to account control agreement	(448)	(1,459)
Proceeds from notes issued to former owners of Allison’s Gourmet Kitchens, LP	5	—
Repayment of long-term debt and capital leases	(397)	(393)

Net cash provided by (used in) financing activities	358	(125)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

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